Exhibit 10.28

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is entered into as of January 15, 2024 ("Effective Date") by and between Board Advantage LLC, with an address of 948 Drovers Lane, Chester Springs, PA 19425 ("Consultant"), and Akari Therapeutics, Inc. located at 22 Boston Wharf Road FL 7, Boston, MA 02210 ("Akari"). Consultant and Akari are each referred to individually as a "Party" and together as the "Parties."

Akari is a biotechnology company focused on developing advanced therapies for autoimmune and inflammatory diseases. Akari wishes to engage Consultant to provide Interim Chief Financial Officer services ("Services") upon request and, to that end, the Parties agree as follows:

1.
Consulting Services.

(a)
Akari now engages Consultant to provide the Services for Akari. The Services shall include working on matters as requested and directed by Rachelle Jacques, Chief Executive Officer.

(b)
Consultant currently resides in Pennsylvania and will provide such services hereunder remotely at such times as reasonably requested by Akari. Consultant will be available to travel as reasonably requested by Akari to provide such services and will provide Akari with written project or status reports as request by Akari ("Reports"). The Consultant will allow Akari representatives to review and audit the content, quality, and results of those Reports and the Services. The Consultant will also provide Akari with such writings, specifications, drawings, models, and the like, as are appropriate to the nature of the Services. The Consultant will keep records of any hours worked under this Agreement, and will make those records available to Akari upon its reasonable request.

(c)
If Consultant needs to employ other personnel to assist in the performance of the Services under this Agreement, those personnel will be approved by Akari in writing prior to being employed by Consultant. Such personnel must agree, in writing, to be bound by the terms and conditions of this Agreement, unless Akari specifically waives that requirement.

2.
Compensation.

(a)
Akari will pay Consultant a fee for Services performed under this Agreement at the rate of $40,000 per month for services up to 80 hours per month. Time exceeding 80 hours per month will require advance approval by the CEO. Compensation will be paid in two (2) equal installments of $20,000 on the 15th and 30th day of each month in which services are rendered. This agreement will serve as documentation of the services to be performed by the Consultant and no further invoices will be required by Akari during the term of this Agreement.

(b)
If needed, Akari will pay for Consultant's reasonable traveling expenses, reasonable lodging and meal expenses relating directly to the provision of the Services as confirmed by supporting documentation that Akari may require for approval. Consultant may not charge an internal premium for or mark up such reasonable expenses. Akari will not pay for upgrades or for any travel or subsistence expenses for spouses or travel companions. Any individual out-of-pocket expenses in excess of $25.00, and all expenses for travel are subject to prior review and approval by Akari and will be reimbursed pursuant to Akari 's corporate policies for such expenses (which require, among other things, the submission of original, itemized receipts for any expense of U.S. $25.00 or more).

(c)
Invoices for expenses shall be submitted electronically to accountspayable@akaritx.com every 4 weeks and addressed to Akari Therapeutics, Inc.

3.
Developments.

(a)
Akari may use any results or products of the Services without further payment or obligation. Similarly, if during the term of this Agreement, the Consultant discloses any ideas to Akari that were conceived prior to the Term (as defined below in Sec. 7) or are outside the scope of the Services under this Agreement, Akari will have no liability to the Consultant because of Akari 's use of such ideas, except that this shall not be construed as a license under any valid patent now in existence or later issued.

(b)
Any inventions, improvements, or ideas made or conceived by the Consultant in connection with or during the performance of the Services shall be delivered to and be the property of Akari. The Consultant, without charge to Akari (other than reasonable payment for time involved if this Agreement shall have terminated), shall execute, acknowledge, and deliver to Akari all papers, including applications for patents, as are necessary for Akari to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries, and to vest title to said patents, inventions, improvements, and ideas in Akari or its nominees, their successors or assigns. The Consultant will assist Akari, as needed and at Akari 's expense, in any Patent Office proceeding or litigation involving said inventions, improvements, or ideas. The Consultant will keep contemporaneous written records of work done under this Agreement, and shall submit such records to Akari when requested or at the termination of this Agreement.

(c)
Any copyrightable work created by consultant in connection with the performance of the Services shall be considered a work made for hire, whether published or not. All rights in this work shall be the property of Akari as author and owner of the copyright.

4.
Confidentiality.

To carry out the Services, Consultant may receive certain information proprietary to Akari. Consultant agrees not to use such information to his own or any other party's advantage, and will not disclose to any person or entity any confidential information of Akari, including but not limited to financial data, customer lists, projects, economic information, systems, plans, procedures, operations, techniques, patent applications, trade secrets, know-how, inventions, technical data or specifications, testing methods, research and development activities, or marketing strategies. The foregoing non-disclosure does not apply to information that (i) is already in the possession of Consultant without obligation of confidentiality (as shown by written records not derived from Akari ), (ii) was in the public domain at the time it was disclosed to Consultant or subsequent to disclosure becomes part of the public domain through no fault of Consultant, (iii) becomes known to Consultant without restriction from a source other than Akari without breach of this Agreement and otherwise not in violation of Akari 's rights, or (iv) is disclosed pursuant to a requirement of a governmental body, provided, however, that Consultant shall provide prompt notice thereof to enable Akari to seek a protective order or otherwise prevent such disclosure. Information shall not be considered to be in public domain simply because one or more of its component portions are in the public domain. Consultant will maintain the confidentiality of all protected health information (as that term is defined in the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, and its implementing regulations, 45 CFR Parts 160, 162 and 164).

5.
Independent Contractor.

During the term of this Agreement, all Consultant's activities are undertaken and performed as an independent contractor and not an employee of Akari. Consultant shall not in any way represent themself to be an employee, partner, joint venturer, agent, or officer of or with Akari. Consultant will be solely responsible for all federal, state, or local taxes, social security withholding, and other self-employment tax obligations as to payments made to Consultant under this Agreement.

The relationship of the Consultant with the Company will at all times be that of an independent contractor and not an employee or agent. Nothing in this Agreement will be construed to create a partnership, joint venture, agency or employment relationship between the Company and the Consultant. Unless authorized by the Board, Consultant will not have the authority (and may not hold herself out as having authority) to bind the Company and to make agreements or representations on the Company’s behalf.

Akari shall not provide any retirement, medical health insurance or similar plans or worker’s compensation or any other benefit whatsoever to Consultant. Consultant shall have no claim against Akari hereunder or otherwise be eligible for or entitled to vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or any other employee benefits of any kind.

6.
Assignment and Subcontracting.

Consultant may not assign this Agreement or subcontract their obligations under it to another person or entity without Akari's express written permission.

7.
Term and Termination.

(a)
Term. The term of this Agreement begins on the Effective Date and will continue in full force and effect through May 31, 2024 ("Term").

(b)
Termination Without Cause. Either Party may terminate the Agreement at any time without cause on thirty (30) days' prior written notice.

(c)
Termination With Cause. Either Party may terminate this Agreement for cause upon five (5) days' prior written notice specifying the reason for termination. However, the breaching Party shall have the opportunity to cure the breach to the satisfaction of the non- breaching Party during the 5-day notice period.

(d)
Effect of Termination. Upon termination of this Agreement, neither Party will have any further obligations under it, except that any liabilities accrued through the date of termination and Sections 3, 4, 5, 7(d), 8, 13, and 17 shall survive termination. In addition, Section 10 shall survive termination for a period of two (2) years.

8.
Publicity.

Consultant will not originate any publicity, news release, or other public announcement, written or oral relating to this Agreement, to any amendment to it, or to its performance without Akari 's prior written consent.

9.
Consulting or other Services for Competitor: Conflicting Obligation.

(a)
Should Consultant intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with Akari 's products or services, or those products or services proposed or in development by Akari during the term of the Agreement, then the Consultant shall promptly notify Akari in writing, specifying the organization with which they propose to consult, provide services or become employed by and provide information sufficient to allow Akari to determine if such work would conflict with the terms of this Agreement, the interests of Akari or further services which Akari might request of Consultant. If Akari determines that such work conflicts with the terms of this Agreement, Akari reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for Akari at the facilities of a third party or using the resources of a third party. Notification by writing is only required in the event of potential engagement with a competitor.
(b)
Consultant represents that they are under no obligation to any third party that prevents them from carrying out their duties and obligations under this Agreement or which is inconsistent with this Agreement's provisions. Consultant represents that they have no financial interest in the outcome of the Services and will avoid having any such financial interest during the term of this Agreement.

10.
Debarment.

Consultant represents that they have not been debarred by any relevant governmental or regulatory authority. Further, if Akari allows Consultant to engage any other person or entity to perform any Services under this Agreement, Consultant represents that they will not engage a person or entity if they have been debarred.

11.
Compliance with Laws.

Consultant shall comply with all applicable laws, rules, and regulations when performing the Services under this Agreement.

12.
Notices.

Any notice required or permitted under this Agreement shall be in writing and delivered by express mail or express delivery service to the Party at the address indicated below or at such other address as the addressee may have last furnished in writing to the addressor. The notice shall be effective upon receipt by the addressee.

If to Consultant:	Board Advantage LLC
[Street Address]
[City, State, Zip]
Attn: Wendy DiCicco

If to Akari:	Akari Therapeutics, Inc.
22 Boston Wharf Road FL 7
Boston, MA 02210
Attn: Rachelle Jacques, CEO

13.
Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

14.
Survivability.

If any part of this Agreement is found unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall nevertheless remain in full force and effect. Further, the unenforceable provision shall be construed by the court in such a manner as to give maximum effect to its intended meaning.

15.
Entire Agreement.

This Agreement is the entire agreement between Akari and Consultant as to its subject matter, and supersedes all prior representations or agreements, written or oral. This Agreement may be amended only by written instrument signed by both Parties.

16.
Counterparts.

This Agreement may be executed in two counterparts, and signature pages may be exchanged by facsimile or email.

In witness to their Agreement, the authorized representative of each party has signed it below.

AKARI THERAPEUTICS, INC.		BOARD ADVANTAGE, LLC

By:	/s/ Rachelle Jacques	By:	/s/ Wendy DiCicco

Name:	Rachelle Jacques	Name:	Wendy DiCicco

Title	President and CEO	Title:	Interim CFO

Date:	01/12/2024	Date:	01/12/2024